[Letterhead of MORGAN, LEWIS & BOCKIUS LLP]




January 21, 1997



Penn National Gaming, Inc.
Wyomissing Professional Center
825 Berkshire Boulevard
Suite 203
Wyomissing, Pennsylvania 19610

Re:  Registration Statement on Form S-3
     File No. 333-18861
     -----------------------------------

Ladies and Gentlemen:

We have acted as counsel to Penn National Gaming, Inc., a Pennsylvania corporation (the "Company"), in connection with the Registration Statement on Form S-3, File No. 333-18861 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the public offering of an aggregate of up to 2,645,000 shares of the Company's Common Stock, par value $.01 per share, including (i) up to 1,983,750 shares of Common Stock (the "Company Shares") to be sold by the Company to the underwriters for whom Salomon Brothers Inc, Gerard Klauer Mattison & Co., Inc., and Jefferies & Company, Inc. are acting as representatives (the "Underwriters"), of which up to 258,750 shares are shares of Common Stock which the Underwriters will have an option to purchase from the Company solely for the purpose of covering over-allotments, and (ii) up to 661,250 shares of Common Stock (the "Selling Shareholders' Shares") to be sold to the Underwriters by certain selling shareholders identified in the Registration Statement (the "Selling


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Penn National Gaming, Inc.
January 21, 1997
Page 2


Shareholders"), of which up to 86,250 shares are shares of Common Stock which the Underwriters will have an option to purchase from the Selling Shareholders solely for the purpose of covering over-allotments.

We are familiar with the Registration Statement. We have reviewed the Company's Certificate of Incorporation and Bylaws, each as amended to date. We have also examined such other public and corporate documents, certificates, instruments and corporate records, and such questions of law, as we have deemed necessary for purposes of expressing an opinion on the matters hereinafter set forth. In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures an original and certified documents of all copies submitted to us as conformed, photostatic or other copies.

On the basis of the foregoing, we are of the opinion that:

     (a) the Company Shares, when issued and sold in accordance with the plan of distribution set forth in the Registration Statement, will be validly issued, fully paid and non-assessable; and

     (b) the Selling Shareholders' Shares that have been issued are validly issued, fully paid and non-assessable; and the Selling Shareholders' Shares to be issued upon the exercise of warrants will, when issued in accordance with the terms of the Warrant Agreement between the Company and Fahnestock & Co., Inc. (which agreement was filed as an exhibit to the Company's Registration Statement on Form S-1, File No. 33-77758, dated May 26, 1994) be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the use of our name in the Prospectus forming a part thereof under the caption "Legal Matters."

Yours truly,


/s/ Morgan, Lewis & Bockius LLP